                            EXHIBIT 99

                     MULTI-COLOR CORPORATION


                      For Immediate Release
                        February 29, 1996


Contact:  John C. Court
          Multi-Color Corporation
          (513) 321-5381


             MULTI-COLOR IMPROVES FINANCIAL POSITION


     Multi-Color entered into an Amended Loan Agreement with its principal lenders, PNC Bank and Star Bank, that represents and important step by the Company toward improving its financial condition. This Amendment facilitates the Company's ability to invest in its operations and maintain its leadership role in the label industry.

     The Agreement provides a revolving credit facility of up to $3,750,000 and permits capital expenditures of up to $1,500,000 per year. Approximately $800,000 is available currently under the revolving line of credit. The Agreement will remain in effect until July 1997.

     Multi-Color is a printer of packaging for consumer goods. Its customers include most of the nation's manufacturers of household products. Multi-Color is the developer of the in-mold label (IML) and the world leader in sales of that product. IML is the industry's premier labeling technology for products packaged in plastic blow-molded containers.

     Based in Cincinnati, Multi-Color also has plants in Erlanger, Kentucky and Scottsburg, Indiana.